Exhibit 5.1

June 17, 2016

Pacira Pharmaceuticals, Inc.

5 Sylvan Way, Suite 300

Parsippany, New Jersey 07054

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pacira Pharmaceuticals, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to an additional 4,000,000 shares of common stock, $0.001 par value per share (the “Shares”) which may be issued pursuant to the Pacira Pharmaceuticals, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for the Shares in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP